UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (date of earliest event reported): December 3, 2014

CARRIZO OIL & GAS, INC.
(Exact name of registrant as specified in its charter)

Texas	000-29187-87	76-0415919
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)
500 Dallas Street, Suite 2300
Houston, Texas 77002
(Address of principal executive offices and zip code)
Registrant’s telephone number, including area code: (713) 328-1000
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
Retirement of Named Executive Officer
On December 3, 2014, Gregory E. Evans, Vice President of Exploration of Carrizo Oil & Gas, Inc. (the “Company”), notified the Company that he intends to resign and retire effective as of December 15, 2014 (the “Retirement Date”). To ensure an orderly transition of his responsibilities, Mr. Evans will provide consulting services to the Company under the terms of a retirement and consulting agreement entered into with the Company on December 3, 2014 (the “Retirement and Consulting Agreement”), described in more detail below.
Retirement and Consulting Agreement with Mr. Evans
On December 3, 2014, we entered into the Retirement and Consulting Agreement with Mr. Evans. Pursuant to the Retirement and Consulting Agreement, Mr. Evans intends to resign his position as Vice President of Exploration effective as of December 15, 2014 and will thereafter provide consulting services to the Company for a mutually agreed period (“consulting term”). During the consulting term, the Company will pay Mr. Evans a monthly consulting fee of $29,166.66 per month equivalent to his current monthly base salary. Following the end of the consulting term, the Retirement and Consulting Agreement provides that the confidentiality obligations, non-compete and non-solicit provisions of the Amended and Restated Employment Agreement with Mr. Evans dated June 5, 2009 (“Employment Agreement”) will remain in effect for their stated duration.
Pursuant to the Retirement and Consulting Agreement, in consideration for Mr. Evans’s compliance with such restrictive covenants, his services through the Retirement Date and consulting term, satisfaction of his obligations under the Employment Agreement and Mr. Evans’s execution of the Retirement and Consulting Agreement and a waiver and release, the Company will pay or provide to Mr. Evans the following:

•
Within 10 days of the date the waiver and release becomes irrevocable, a lump-sum cash bonus of 80% of Mr. Evans’s prior annual base salary pro-rated based on the number of days Mr. Evans was employed by the Company in 2014 plus a lump-sum cash payment of $366,602.20.

•
The stock appreciation rights previously granted to Mr. Evans that had not yet vested will vest and shall be deemed exercised on the first business day after the date of execution of the Retirement and Consulting Agreement, and on the next following business day they will be settled in cash. The stock appreciation rights previously granted to Mr. Evans that had vested and were exercisable prior to the date of execution of the Retirement and Consulting Agreement will be amended such that they will remain exercisable for the full original term of the award as if Mr. Evans had not retired and will be settled in accordance with the terms of the applicable award agreement.

•
Upon return of the executed waiver and release, the restricted stock units previously granted to Mr. Evans will vest in accordance with the terms of the applicable award agreement as if Mr. Evans had not retired, and on the date of the applicable vesting, a lump-sum cash payment equal to the product of (i) the positive difference, if any, of (A) $60.18 and (B) the Fair Market Value (as defined in the Company’s Incentive Plan) of a share of the Company’s common stock on such vesting date, and (ii) the number of shares vesting on such date.

•
The performance shares previously awarded to Mr. Evans will be amended such that they vest in accordance with the performance vesting schedule in an amount equal to the number of shares that would have vested based on actual achievement of the performance conditions specified therein as if Mr. Evans had not retired and will be settled in accordance with the terms of the applicable award agreement.

•	Reimbursement for reasonable and documented business expenses prior to the Retirement Date.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Date: December 9, 2014

CARRIZO OIL & GAS, INC.

By:	/s/ David L. Pitts
	Name:	David L. Pitts
	Title:	Vice President and Chief Financial Officer